Exhibit 99.1

PRESS RELEASE

NRG Completes Acquisition of Vivint Smart Home, Inc., Creating the Leading Essential Home Services Platform

-- Acquisition Accelerates Company’s Growth Plan, at-Value, and Brings Customers a Unique Whole Home Experience --

HOUSTON--March 10, 2023 -- NRG Energy, Inc. (NYSE: NRG) completed its acquisition of Vivint Smart Home, Inc., effective today, accelerating the realization of NRG’s consumer-focused growth strategy and offering consumers simple, connected experiences to power, protect, and manage their homes intelligently. The acquisition improves and diversifies NRG’s financial profile while also expanding the total market opportunity available to NRG.

“This acquisition is the next step in our consumer services strategy,” said Mauricio Gutierrez, NRG President and Chief Executive Officer. “Today, NRG is at the intersection of energy and home services, with a unique end-to-end smart home ecosystem underpinned by our exceptional customer experience. I am excited to welcome Vivint into the NRG family.”

The company now features a larger customer footprint, serving a network of approximately 7.3 million customers across North America that represents a substantial cross-sell opportunity through market-leading brands and complementary sales channels.

NRG’s leadership in energy markets combined with Vivint’s tech-forward smart home solutions come together as a platform to provide additional opportunities to serve customers with products and services across power, natural gas, and essential home services segments.

About NRG

NRG Energy is a leading energy and home services company powered by people and our passion for a smarter, cleaner, and more connected future. A Fortune 500 company operating in the United States and Canada, NRG delivers innovative solutions that help people, organizations, and businesses achieve their goals while also advocating for competitive energy markets and customer choice. More information is available at www.nrg.com. Connect with NRG on Facebook and LinkedIn, and follow us on Twitter, @nrgenergy.

Forward-Looking Statements

This communication contains forward-looking statements that may state NRG’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to general economic conditions, the state of the capital markets, and NRG’s ability to successfully integrate Vivint Smart Home, Inc. and to realize the anticipated benefits of the acquisition.

Contacts:

Investors:

Brendan Mulhern

609.524.4767

investor.relations@nrg.com

Media:

Laura Avant

713.537.5437

laura.avant@nrg.com